Exhibit 99.1

Release:	On receipt, January 11, 2024

Media Contact:	Teresa Thoensen, 515-878-0800, thoensen.teresa@principal.com
Investor Contact:	Humphrey Lee, 877-909-1105, lee.humphrey@principal.com

Principal® names Kamal Bhatia head of asset management
Pat Halter to retire after 40 years with the company

(DES MOINES, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced Kamal Bhatia, global head of investments and president and chairman of Principal® Funds, will be the incoming president and chief executive officer of Principal Asset ManagementSM, effective February 10, 2024. Bhatia succeeds Pat Halter, who will retire after 40 years with the company on April 2, 2024. During this transition period, Halter will assume the interim role of division president.

Bhatia will be responsible for strategy, investment performance, and client growth for the global investment unit and the company’s $651 billion1 of assets under management (AUM), including the general account. He will lead the continued expansion of the firm’s global and local offerings with a focus on specialty public and private investment capabilities, multi-asset products, and retirement solutions to meet the needs of its institutional, wealth, and retirement clients.

“Asset management is a core growth driver for Principal and the investment engine behind the company’s global retirement and benefits and protection businesses,” said Dan Houston, chairman, president, and CEO of Principal. “We bring to bear our talent, expertise, and experience to deliver investment solutions and performance coupled with deep client understanding. I’m confident in Kamal’s ability to continue to drive this business forward to meet the growing demand for investment solutions around the world, while navigating volatile market environments and evolving client needs.”

Bhatia joined Principal in 2019 as president and CEO of Principal Funds before becoming chief operating officer for the asset management business in 2020 and global head of investments in 2023. Prior to joining the company, Bhatia held several senior management positions in the industry, including CEO and Chairman of the Board for OC Private Capital, a joint venture between OppenheimerFunds and Carlyle, focused on private credit. He’s also held senior roles at OppenheimerFunds, TIAA-CREF Asset Management, Mellon Asset Management, and Citigroup.

Halter is retiring from Principal after 40 years with the company. As president, he’s guided the firm through significant growth, including the further diversification of its active, specialty investment capabilities into private markets and new geographies. Most recently, Halter led the integration of the company’s asset management and international pension businesses to better deliver local and global investment expertise to its clients across the globe. Throughout his tenure, Principal Asset Management has been continuously recognized by Pensions & Investments as a “Best Place to Work in Money Management.” Halter joined Principal in commercial real estate and previously served as CEO of Principal Real Estate Investors and chief operating officer of the firm.

“Pat has helped set the course for asset management at Principal for 40 years, helping us to grow to more than 850 investment professionals, serving clients in more than 80 markets,” said Houston. “His leadership in developing our real estate capabilities led to our expansion into international markets and made Principal the top 10 global real estate investment manager2 it is today. We’re grateful for his steady hand and deep commitment to our clients and to building a best-in-class culture within our asset management organization.”

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About Kamal Bhatia

Kamal Bhatia is senior executive managing director and global head of investments for Principal Asset ManagementSM, the global investment management business of Principal Financial Group®. Bhatia has overall responsibility for the firm’s global investment organization, including the Principal® general account and investment subsidiaries. Bhatia also serves as president of Principal Funds and chair of the Principal Funds board. Bhatia previously held the position of chief operating officer for Principal Asset Management.

Prior to joining Principal, Bhatia was CEO at OC Private Capital, a joint venture company between OppenheimerFunds and the Carlyle Group, where he focused on private credit investing. He is an industry veteran bringing significant experience in investment solutions, business strategy, client engagement, and product development across multiple global asset managers. Bhatia has worked at OppenheimerFunds, TIAA, Mellon Asset Management, and Citigroup in various leadership roles.

Bhatia is a CFA charter holder and earned his bachelor’s from IIT, Kanpur (India) and master’s from Washington University in St. Louis. He served on boards in the U.S. and Europe.

About Pat Halter

Patrick (Pat) Halter has been the president and CEO of Asset Management for Principal Financial Group® since 2018. He joined the company in 1984 in commercial real estate and held several roles within Principal Real Estate Investors before serving as its chief executive officer from 2003 to 2018. In 2016, he was named Chief Operating Officer of Principal Global Investors and CEO and President in 2018.

Today, Halter serves on the Principal Mutual Fund Board and has board responsibilities with various international ventures. He serves on the Board of Governors of the Investment Company Institute and served on the board of the Graaskamp Center for Real Estate at the University of Wisconsin. Halter earned his bachelor’s degree in finance and marketing, and an MBA in finance, from the University of Wisconsin.

About Principal Financial Group®

Principal Financial Group® (Nasdaq: PFG) is a global financial company with 19,500 employees1 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 61 million customers1 plan, protect, invest, and retire, while working to support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the 2023 World’s Most Ethical Companies® by Ethisphere3, a member of the Bloomberg Gender Equality Index, and a “Best Places to Work in Money Management4.” Learn more about Principal and our commitment to building a better future at principal.com.

1 As of September 30, 2023

2 For the top 10 rating: Managers ranked by total worldwide real estate assets (net of leverage, including contributions committed or received, but not yet invested; REOCs are included with equity; REIT securities are excluded), as of 30 June 2022. “The Largest Real Estate Investment Managers,” Pensions & Investments, 3 October 2022.
3 Ethisphere, 2023
4 Pensions & Investments, 2023